Exhibit 5.1

March 29, 2023

BiomX Inc.

22 Einstein St., Floor 4

Ness Ziona, Israel 7414003

Re:	Registration of Shares under the Chardan Healthcare Acquisition Corp. 2019 Omnibus Long-Term Incentive Plan

Dear Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), by BiomX Inc., a Delaware corporation (the “Company”), of 1,199,291 shares of its common stock, par value $0.0001 per share (“Common Stock”), that are to be issued under the Chardan Healthcare Acquisition Corp. 2019 Omnibus Long-Term Incentive Plan (the “2019 Plan”), including shares of common stock issuable upon the exercise of options which have been or will be granted and other shares of common stock that will be granted pursuant to the provisions of the 2019 Plan (all such shares to be issued thereunder referred to herein as, the “Registered Shares”), the following opinion is furnished to you to be filed with the Securities and Exchange Commission (the “Commission”) as Exhibit 5.1 to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Act.

We have acted as counsel to the Company in connection with the Registration Statement and we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Amended and Restated Certificate of Incorporation of the Company, as currently in effect, the Amended and Restated By-laws of the Company, as currently in effect, the minute books and corporate records of the Company, and such other documents as we have considered necessary and appropriate in order to furnish the opinion hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents. Other than our examination of the documents indicated above, we have made no other examination in connection with this opinion.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

Based on and subject to the foregoing, we are of the opinion that, when issued in accordance with the terms of 2019 Plan and the options or other awards granted thereunder, the Registered Shares will be duly authorized, validly issued, fully paid and nonassessable by the Company.

This opinion speaks only as of the date hereof and we assume no obligation to update or supplement this opinion if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Sullivan & Worcester LLP
Sullivan & Worcester LLP